                                                                     EXHIBIT 2.1



                       ASSET PURCHASE AND SALE AGREEMENT





                                by and between





                            PRIMECO INC., as Buyer



                                      and



                           ALPINE EQUIPMENT RENTALS
                         & SUPPLY CO., INC., as Seller

                                      and

                                 GARY R. EIDE,
                                 DALE V. HOUG,
                           JEROME G. SCHNEIDER, and
                              EDWARD M. ZAWISLAK,
                      together with Seller as Indemnitors





                             Dated as of the 13th
                               day of May, 1996




                               TABLE OF CONTENTS


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ARTICLE 1.  PURCHASE AND SALE OF ASSETS...............................................  1

            1.1.     Assets Purchased.  ..............................................  1
            1.2.     Assignability and Consents.  ....................................  3
            1.3.     Retained Assets.  ...............................................  3
            1.4.     Assumed Obligations.  ...........................................  3
            1.5.     Retained Liabilities.  ..........................................  4
            1.6.     Name.  ..........................................................  5
            1.7.     Cooperation After Closing.  .....................................  5
            1.8.     COBRA Matters.  .................................................  5
            1.9.     Rental Contracts.  ..............................................  5
            1.10.    Environmental Assessment.  ......................................  5
            1.11.    Delivery of Acquired Assets.  ...................................  6

ARTICLE 2.  PURCHASE PRICE AND PAYMENT................................................  6

            2.1.     Purchase Price.  ................................................  6
            2.2.     Payment of Trade Payables.  .....................................  6
            2.3.     Sales Tax.  .....................................................  6
            2.4.     Allocation of Purchase Price.  ..................................  6
            2.5.     Expenses.  ......................................................  7
            2.6.     Determination of Accounts Receivable Balance.  ..................  7

ARTICLE 3.  CLOSING...................................................................  7

            3.1.     Date, Time and Place of Closing.  ...............................  7
            3.2.     Termination.  ...................................................  7
            3.3.     Schedules.  .....................................................  8

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER..................................  8

            4.1.     Organization and Corporate Power.  ..............................  8
            4.2.     Conflicts; Defaults.  ...........................................  8
            4.3.     Enforceable Agreement.  .........................................  9
            4.4.     Acquired Assets; Title to the Acquired Assets.  .................  9
            4.5.     Real Property.  .................................................  9
            4.6.     Contracts.  ..................................................... 10
            4.7.     Liabilities.  ................................................... 10
            4.8.     Litigation.  .................................................... 10
            4.9.     Customers and Suppliers.  ....................................... 10

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                                  (Continued)
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            4.10.    Regulatory Compliance.  ......................................... 11
            4.11.    Brokers, Finders and Agents. .................................... 11
            4.12.    Permits.  ....................................................... 11
            4.13.    Collective Bargaining Agreements.  .............................. 11
            4.14.    Employees and Employee Plans.  .................................. 11
            4.15.    Changes in Circumstances.  ...................................... 12
            4.16.    Taxes.  ......................................................... 13
            4.17.    Insurance.  ..................................................... 14
            4.18.    Books and Records.  ............................................. 14
            4.19.    Seller's  Name.  ................................................ 14
            4.20.    Financial Statements.  .......................................... 14
            4.21.    Environmental Matters.  ......................................... 15
            4.22.    Information Regarding Assets.  .................................. 15
            4.23.    Disclosure.  .................................................... 15
            4.24.    Accounts Receivable.  ........................................... 16
            4.25.    Intellectual Property.  ......................................... 16
            4.26.    Consents and Approvals.  ........................................ 16
            4.27.    Rental Contracts.  .............................................. 16

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS............................ 16

            5.1.     Power and Authority.  ........................................... 16
            5.2.     Disclosure.  .................................................... 16

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF BUYER................................... 17

            6.1.     Organization and Standing; Power and Authority.  ................ 17
            6.2.     Conflicts; Defaults.  ........................................... 17
            6.3.     Brokers, Finders and Agents. .................................... 17
            6.4.     Disclosure.  .................................................... 17

ARTICLE 7.  COVENANTS OF SELLER....................................................... 17

            7.1.     Customer and Supplier Relationships; Assertion of Claims......... 17
            7.2.     Maintenance of, and Access to, Records.  ........................ 18
            7.3.     Operation of Business.  ......................................... 18
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                               TABLE OF CONTENTS
                                  (Continued)
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            7.4.     Access to Real Property.  ....................................... 19
            7.5.     Acquisition Proposals.  ......................................... 19
            7.6.     Preservation of Business; Employee Relations.  .................. 19
            7.7.     Access to Information.  ......................................... 19
            7.8.     Consents.  ...................................................... 19
            7.9.     Change of Seller's Name.  ....................................... 20
            7.10.    Assistance with Audit.  ......................................... 20
            7.11.    Seller 401(k) Plan.  ............................................ 20

ARTICLE 8.  CONDITIONS OF CLOSING..................................................... 20

            8.1.     Obligation of Buyer.  ........................................... 20
            8.2.     Obligation of Seller.  .......................................... 23

ARTICLE 9.  INDEMNIFICATION........................................................... 24

            9.1.     Indemnification by Buyer.  ...................................... 24
            9.2.     Indemnification by Seller and Shareholders.  .................... 24
            9.3.     Procedures for Indemnification.  ................................ 25
            9.4.     NEGLIGENCE OF INDEMNIFIED PARTY.  ............................... 25
            9.5.     Limits on Indemnification.  ..................................... 25

ARTICLE 10. MISCELLANEOUS............................................................. 26

            10.1.    Survival of Representations and Warranties.  .................... 26
            10.2.    Amendments.  .................................................... 26
            10.3.    Entire Agreement.  .............................................. 26
            10.4.    Governing Law.  ................................................. 26
            10.5.    Notices.  ....................................................... 26
            10.6.    Counterparts.  .................................................. 27
            10.7.    Assignment.  .................................................... 27
            10.8.    Waivers.  ....................................................... 28
            10.9.    Third Parties.  ................................................. 28
            10.10.   Expenses.  ...................................................... 28
            10.11.   Legal Fees and Expenses.  ....................................... 28
            10.12.   Severability.  .................................................. 28
            10.13.   Public Announcements.  .......................................... 28
            10.14.   Headings; Pronouns.  ............................................ 28
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            10.15.   Judicial Proceedings.  .......................................... 28

ARTICLE 11. ARBITRATION............................................................... 29

            11.1.    Agreement to Arbitrate.  ........................................ 29
            11.2.    Notice of Arbitration.  ......................................... 29
            11.3.    Appointment of Arbitrators.  .................................... 29
            11.4.    Award Final.  ................................................... 30
            11.5.    Availability of Injunctive Relief.  ............................. 30

EXHIBITS
- --------

Exhibit A            Eide Non-Compete Agreement

Exhibit B            Schneider Non-Compete Agreement

Exhibit C            Eide Consulting Agreement

Exhibit D            Schneider Consulting Agreement

SCHEDULES

Schedule 1.1(a)       Inventory

Schedule 1.1(b)       Rental equipment

Schedule 1.1(c)       Tangible Personal Property

Schedule 1.1(d)       Accounts Receivable

Schedule 1.1(e)       Business Records

Schedule 1.1(h)       Acquired Contracts

Schedule 1.1(i)       Permits

Schedule 1.1(l)       Bank Accounts

Schedule 1.1(m)       Intellectual Property

Schedule 1.2          Necessary Consents

Schedule 1.3          Retained Assets

Schedule 2.1(a)       Creditors of Seller

Schedule 4.2          Conflicts

Schedule 4.4          Title

Schedule 4.5          Real Property

Schedule 4.7          Liabilities

Schedule 4.8          Litigation

Schedule 4.9          Customers and Suppliers

Schedule 4.11         Brokers

Schedule 4.14         Benefit Plans

Schedule 4.15         Changes in Circumstances

Schedule 4.16         Taxes

Schedule 4.17         Insurance

Schedule 4.19         Business Names

Schedule 4.20         Financial Statements

Schedule 4.21         Environmental Matters

Schedule 4.22         Location of Tangible Assets

                       ASSET PURCHASE AND SALE AGREEMENT

                  THIS ASSET PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is dated as of May 13, 1996, by and between Primeco Inc., a Texas corporation, doing business as PRIME Equipment ("BUYER"), Alpine Equipment Rentals & Supply Co., Inc., a Washington corporation ("SELLER"), Gary R. Eide, Dale V. Houg, Jerome G. Schneider and Edward M. Zawislak (Messrs. Eide, Houg, Schneider and Zawislak, collectively, the "SHAREHOLDERS").

                               R E C I T A L S:

                  Seller is the owner and operator of a business specializing in construction equipment rentals (the "BUSINESS"). Seller desires to sell and Buyer desires to buy the assets relating to the Business, but Buyer is not assuming any liabilities or obligations of Seller except for certain obligations arising after the Closing Date (as hereinafter defined) as herein specifically provided.

                  NOW THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby covenant and agree as follows:

                              A G R E E M E N T


                                  ARTICLE 1.

                         PURCHASE AND SALE OF ASSETS

         1.1. ASSETS PURCHASED. Subject to the terms and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth, on the Closing Date, Seller shall sell, assign, transfer and deliver, or cause to be sold, assigned, transferred and delivered to Buyer, and Buyer shall purchase, pay for and accept the assignment and delivery from Seller of all of the assets of the Business of every kind, character and description, whether tangible or intangible, including, without limitation, those assets described in paragraphs (a) - (o) of this Section 1.1, but excluding those assets described in Section 1.3, whether or not such acquired assets are reflected on Seller's financial statements or on its books (collectively, the "ACQUIRED ASSETS"):

                  (a) Inventory. All inventory of the Business other than equipment held for rental or sale (including, without limitation, work-in-process, parts and raw materials) (the "INVENTORY"), including without limitation the Inventory listed or described on Schedule 1.1(a) attached hereto;

                  (b) Rental Equipment. All equipment held for rental or sale ("RENTAL EQUIPMENT"), including without limitation the Rental Equipment listed on Schedule 1.1(b) attached hereto;

                  (c) Tangible Personal Property. All of Seller's vehicles, office equipment, tools, fixtures, accessories, leasehold and other improvements and other tangible personal property heretofore regularly or occasionally used in the conduct of the Business, other than Rental Equipment or Inventory ("TANGIBLE PERSONAL PROPERTY"), including without limitation the Tangible Personal Property listed or described on Schedule 1.1(c) attached hereto (the Inventory, Rental Equipment and the Tangible Personal Property shall be collectively referred to as the "TANGIBLE ASSETS");

                  (d) Accounts Receivable. All accounts receivable in respect of goods leased or sold or services rendered by Seller in connection with its operation of the Business as of the Closing Date (the "ACCOUNTS RECEIVABLE"), including without limitation the Accounts Receivable listed or described on Schedule 1.1(d) attached hereto, and the Accounts Receivable listed on the Accounts Receivable Statement (as hereinafter defined). For each Account Receivable listed on Schedule 1.1(d), Seller shall set forth on Schedule 1.1(d)
(i) the name of each person or entity owing money to Seller in respect of such Account Receivable; (ii) the amount owed to Seller by such person or entity;
(iii) the number or numbers of the invoices representing such aggregate amount and (iv) the age of such Account Receivable.

                  (e) Books, Records and Written Materials. The original or a legible photocopy of all of Seller's books, records and written materials relating to the Business in existence on the date of this Agreement including, without limitation, all files, technical information, confidential information, financial statements, price lists, invoices, forms, designs, diagrams, drawings, production records, formulations, sales, use, and personal property tax returns, fixed asset ledgers, and any other information which has been reduced to writing ("BUSINESS RECORDS"), including without limitation those business records listed or described on Schedule 1.1(e) attached hereto;

                  (f) Customer Lists, Advertising Materials, Etc. All of Seller's promotional, advertising and marketing materials relating to the Business, including, without limitation, all catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, and dealer and distributor lists ("PROMOTIONAL MATERIALS");

                  (g) Third Party Warranties. Any and all manufacturers' and third party warranties and service or replacement programs relating to the Business or any Acquired Asset which by their terms or by operation of law are assignable;

                  (h) Contracts. All rights and benefits of Seller in, to or under those licenses, contracts, leases, agreements, commitments and undertakings, whether oral or written, to which Seller is a party or a beneficiary on the Closing Date or by which any of the Acquired Assets are bound, which are listed on Schedule 1.1(h) attached hereto, other than those which Buyer elects not to purchase by providing written notice to Seller of such election on or prior to the Closing Date (together with the Rental Contracts (as hereinafter defined), the "ACQUIRED CONTRACTS");

                  (i) Permits and Approvals. All of the transferable licenses, permits, approvals, variances, waivers or consents (collectively, "PERMITS") issued to Seller by any United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "GOVERNMENTAL AUTHORITIES"), which are listed on Schedule 1.1(i) attached hereto;

                  (j) any and all rights Seller may have, including any intellectual property rights, and any goodwill associated therewith, in the name "Alpine Equipment Rentals & Supply Co.";

                  (k) all cash and cash equivalents of the Seller on the date hereof;

                  (l) all rights to the bank accounts of Seller, including without limitation the bank accounts listed on Schedule 1.1(l) attached hereto;

                  (m) all intellectual property and any goodwill associated therewith, including without limitation patents, copyrights, trade secrets, trademarks, service marks, applications, inventories, discoveries, improvements, software, source and object code, documentation and other rights, information and licenses, and process technology (the "INTELLECTUAL PROPERTY"), including without limitation the Intellectual Property listed on
Schedule 1.1(m) attached hereto;

                  (n) all rental contracts as of the Closing Date pursuant to which Seller is renting or leasing Rental Equipment (the "RENTAL CONTRACTS"); and

                  (o)      all goodwill associated with the Business.

         1.2. ASSIGNABILITY AND CONSENTS. Schedule 1.2 attached hereto sets forth all Acquired Assets and Assumed Obligations (as hereinafter defined) which, as of the date hereof, are non-assignable or non-transferable to Buyer, or non-assignable or non-transferable without the consent of a third party. If any such consent has not been obtained as of the Closing Date such Acquired Asset or Assumed Obligation shall be retained by Seller, and Seller shall, upon the written request of Buyer on or prior to the Closing Date and at Seller's reasonable expense, use Seller's best efforts to make the full use and benefit of such Acquired Asset available to Buyer to the same extent, as nearly as may be possible, as if such impediment to assignment or transfer did not exist. This Agreement shall not constitute a contract to assign any Acquired Assets or assume any Assumed Obligation if such assignment or assumption would (i) constitute a breach of the terms thereof, (ii) create rights in third parties not desired by Buyer or (iii) create rights in third parties against Seller. The provisions of this Section 1.2 shall not affect or impair Buyer's right not to consummate the transactions contemplated by this Agreement if the conditions set forth in Section 8.1(e) hereof are not fulfilled or waived.

         1.3. RETAINED ASSETS. Notwithstanding any other provision of this Agreement, Seller shall, and hereby does, retain (i) the assets listed on
Schedule 1.3 attached hereto, and (ii) the contracts and agreements listed on
Schedule 1.1(h) and not acquired by Buyer in accordance with Section 1.1(h).

         1.4. ASSUMED OBLIGATIONS. On the terms and subject to the conditions set forth in this Agreement, Buyer will assume, and shall, from and after the Closing Date pay, perform and discharge as and when due the sale taxes payable by Seller for the monthly period, and only for the monthly period, immediately prior to the Closing as collected from rentals and sales of Rental

Equipment for the monthly period immediately prior to the Closing, the trade payables of Seller outstanding as of the Closing (subject to Seller's obligations to pay Seller the excess of such trade payables over $200,000) and the obligations, and only such obligations, of Seller as may arise from and after the Closing Date under the Acquired Contracts ("ASSUMED OBLIGATIONS"). The Assumed Obligations shall not include, and Buyer shall have no liabilities in connection with, any acts, omissions or defaults of Seller that have occurred prior to the Closing Date. It is expressly understood and agreed that Buyer shall not assume or be liable for, and Seller indemnifies and holds harmless Buyer from and against, any and all liabilities and obligations whenever arising on account of any breach or alleged breach or failure of performance by Seller under any Acquired Contracts prior to the Closing Date.

         1.5. RETAINED LIABILITIES. Except for the Assumed Obligations, Seller shall retain, and Buyer shall not assume and shall not be deemed to have assumed or be responsible or liable with respect to, any debt, claim, obligation or other liability of Seller whether or not relating to the Business, whether fixed, contingent or otherwise, and whether known or unknown (collectively, the "RETAINED LIABILITIES"). Without limiting the generality of the foregoing, Buyer shall be under no obligation to and shall not be deemed to assume any obligation or liability of Seller (other than the Assumed Obligations):

                  (a) For legal, accounting or other professional fees or expenses associated with such services arising out of the transactions contemplated by this Agreement;

                  (b) With respect to Seller's federal income or excess profits tax or state or local income, excise or franchise taxes, arising by virtue of the transactions contemplated by this Agreement or otherwise, including, without limitation, federal income taxes due, if any, by reason of depreciation recapture;

                  (c) With respect to any litigation, action, suit or other proceeding involving Seller or the Business prior to the Closing Date, including without limitation any litigation, action, suit or other legal proceeding listed on Schedule 4.8;

                  (d) For any tort, crime, or worker's compensation claim or any other claim (including claims of or by employees) based upon any facts, acts or omissions occurring prior to the Closing Date;

                  (e) For any commissions due on sales or rentals of products or equipment which occur prior to the Closing Date;

                  (f) For any premium or other liability or obligation under or with respect to any insurance policy of Seller;

                  (g)      Any indebtedness of Seller; and

                  (h) With respect to the Lease Agreement, dated as of November 15, 1988, between Richard Calkins and Alpine Rentals, Inc., as supplemented by an Addendum to Lease Agreement, dated as of November 15, 1988 (the "EVERETT MAINTENANCE LEASE").

         1.6. NAME. In order to assist customers in the transition resulting from this Agreement, Buyer will obtain and have full right to use Seller's tradename, known as "Alpine Equipment Rental & Supply Co.", and signage, on and after the Closing Date.

         1.7.  COOPERATION AFTER CLOSING.

                  (a) Each party will cooperate, and will use its best efforts to have its officers, directors and other employees cooperate, with the other party, upon such other party's request, on and after the Closing Date, in furnishing information, evidence, testimony and other reasonable assistance in connection with any actions, proceedings, arrangements or disputes relating to the adjustment of federal income and other taxes of Seller for all periods prior to the Closing Date and in connection with any other actions, proceedings, arrangements or disputes involving either party or based upon any Assumed Obligations or any of Seller's contracts, agreements, acts or omissions which were in effect during any such period.

                  (b) Seller, if requested by Buyer, shall use its reasonable efforts to assist Buyer in the collection of any Accounts Receivable, provided that Buyer shall reimburse Seller for all reasonable documented costs and expenses incurred by Seller in connection with the collection of such Accounts Receivable.

                  (c) Upon reasonable prior notice and for reasonable purposes, Buyer shall provide Seller with reasonable access, during normal business hours, to Seller's books, records and written materials relating to the Acquired Assets, the Assumed Obligations, or the operation of the Business prior to the Closing Date.

                  (d) Seller shall, at any time and from time to time after the Closing Date, upon request of Buyer, take or cause to be taken such further action and execute and deliver such further documents, as may reasonably be required or appropriate, for the assignment, transfer, delivery, assurance and confirmation to Buyer, or for assistance in the collection or possession of, any and all of the Acquired Assets being sold or to be sold, transferred, assigned and delivered hereunder.

         1.8. COBRA MATTERS. On and after the Closing Date, Buyer agrees to offer COBRA health care continuation coverage to employees of Seller to the extent required by applicable law. Seller agrees to offer Ms. Irene Eskenazi and employees of Seller not employed by Buyer COBRA health care continuation coverage as if such persons were former employees of Buyer, to the extent required by applicable law.

         1.9. RENTAL CONTRACTS. Prior to the Closing, Seller shall provide Buyer with a listing of all Rental Contracts, listing for each Rental Contract the renter, the amount and type of Rental Equipment rented, the term of the rental period, and the rental rate.

         1.10. ENVIRONMENTAL ASSESSMENT. As soon as practicable after completion of the Environmental Assessment (as hereinafter defined), and in any event prior to Closing, Buyer shall deliver to Seller a copy of Buyer's environmental consultant's estimate of Clean-Up Costs (as hereinafter defined) with respect to the Real Property.

         1.11. DELIVERY OF ACQUIRED ASSETS. Any and all Acquired Assets on the real property leased by Seller pursuant to the Everett Maintenance Lease shall be moved to the Acquired Real Property prior to Closing.

                                  ARTICLE 2.

                          PURCHASE PRICE AND PAYMENT

         2.1. PURCHASE PRICE. In exchange and as consideration for the sale by Seller to Buyer of the Acquired Assets and (in addition to Buyer's assumption of the Assumed Obligations, payment of the Trade Payables Amount and additional amounts provided for in the Non-Competition Agreements (as hereinafter defined)), in full payment of the purchase consideration therefor, Buyer shall pay to Seller an aggregate purchase price (the "PURCHASE PRICE") of Eleven Million Fifteen Thousand Dollars ($11,015,000) as follows:

                  (a)      Buyer shall pay each creditor of Seller listed on
Schedule 2.1(a) attached hereto, on behalf of Seller, the amount listed opposite such creditor's name on a payoff schedule to be provided by Seller in writing to Buyer prior to Closing (the "PAYOFF SCHEDULE"); and

                  (b) Buyer shall pay the Purchase Price less the aggregate of the amounts listed on the Payoff Schedule to Seller, in cash by wire transfer to an account designated in writing by Seller.

         2.2. PAYMENT OF TRADE PAYABLES. Buyer shall assume and pay the trade payables of Seller outstanding as of the Closing. Immediately prior to Closing, Seller shall provide Buyer with a list of outstanding trade payables. To the extent the trade payables of Seller at Closing exceed $200,000, the excess of such trade payables over $200,000 shall be withheld from the Purchase Price. In the event that Buyer pays trade payables of Seller relating to the period on or prior to Closing and such trade payables in addition to the trade payables paid at Closing exceed $200,000, upon written notice from Buyer to Seller, Seller shall promptly pay the amount of such excess (to the extent not already adjusted at Closing) to Buyer.

         2.3. SALES TAX. All sales and transfer taxes due with respect to any taxable transfers of assets between the parties as contemplated herein shall be reported and paid by Seller when due under applicable state and local law; provided, however, that Buyer shall pay to the applicable taxing authorities on behalf of Seller not more than $70,000 in respect of such sales and transfer taxes when such taxes are due.

         2.4. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets, both tangible and intangible, as agreed by Buyer and Seller in writing prior to Closing (the "PURCHASE PRICE ALLOCATION"). Buyer and Seller shall report the purchase and sale of the Acquired Assets included in accordance with the Purchase Price Allocation for all federal, state and local tax purposes. Buyer and Seller shall apply the allocations set forth in the Purchase Price Allocation for purposes of all disclosures required under
Section 1060(b) of the federal Internal Revenue Code of 1986, as amended (the "CODE"), including Form 8594, and any comparable provisions of state or local law. In the event Buyer and Seller do not agree on such an allocation, each of Buyer and Seller shall report the purchase and sale of the Acquired Assets as each of them deems appropriate.

         2.5.  EXPENSES.

                  (a) Without limiting any other provision of this Agreement, Seller and Buyer agree that all non-Accounts Receivable expenses relating to the Business that are due and payable through the close of business on the day preceding the Closing Date, and non-Accounts Receivable revenues (including, without limitation, taxes and customer credits, offsets or other adjustments) relating to the Business through the close of business on the day preceding the Closing Date, are for the benefit of, or the responsibility of, Seller.

                  (b) In the event that Seller receives any payment (including, without limitation, payments of Accounts Receivable) in respect of the rental, lease, use or possession of the Acquired Assets for any period of time after the Closing Date or any other payment to which Buyer is entitled hereunder, Seller shall hold such payment in trust for the benefit of Buyer and shall pay the same over to Buyer, in like kind if possible, within five
(5) days of receipt thereof.

         2.6. DETERMINATION OF ACCOUNTS RECEIVABLE BALANCE. On the Closing Date, Seller shall have prepared and delivered to Buyer a statement of the Accounts Receivable as of the Closing Date (the "ACCOUNTS RECEIVABLE STATEMENT") setting forth in detail (a) the name of each person or entity owing money to Seller in respect of the Accounts Receivable, (b) the amount owed to Seller by such person or entity, (c) the number or numbers of the invoices representing such amount, (d) the age of such Accounts Receivable, (e) the total amount of the Accounts Receivable, (f) the amount reflected on Seller's books and records as of the Closing Date as reserves for doubtful accounts, and (g) the Accounts Receivable net balance.

                                  ARTICLE 3.

                                   CLOSING

         3.1. DATE, TIME AND PLACE OF CLOSING. The transfers and deliveries provided for in this Agreement shall take place at a closing (the "CLOSING") to be held at the offices of Casey & Pruzan, 18th Floor Pacific Building, 720 Third Avenue, Seattle, Washington 98104 (or such other location as the parties may mutually agree in writing), at 10:00 A.M., local time on (a) June 24, 1996, or
(b) such other date, time and place as shall be mutually agreed by Seller and Buyer as soon as practicable after all of the conditions set forth in Article 8 have been satisfied or waived by both parties (the "CLOSING DATE").

         3.2. TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a)      by the mutual written consent of Seller and Buyer;

                  (b) by Buyer upon written notice to Seller that Buyer's investigation of Seller (not including the Environmental Assessment) disclosed or confirmed matters which Buyer, in its reasonable judgment exercised in good faith, believes to be either inconsistent in any material respect with any of the representations and warranties of Seller contained in this Agreement or of such significance as to materially and adversely affect, in Buyer's reasonable judgment, the value of the assets and other benefits intended to be acquired by Buyer under this Agreement or the prospects of the Business;

                  (c) by Buyer or Seller if the estimate by Buyer's environmental consultant of clean up costs for the Real Property (as hereinafter defined), including without limitation remediation costs, costs to bring the Real Property into compliance with Environmental Laws (as hereinafter defined), and other costs and expenses for which Seller has agreed to indemnify the Buyer Group (as hereinafter defined) pursuant to Section 9.2 hereof (collectively, "CLEAN-UP COSTS"), exceeds $650,000; or

                  (d) by Seller or Buyer if the Closing has not occurred in accordance with Section 3.1 on or prior to July 24, 1996.

         3.3. SCHEDULES. All references in this Agreement to "Schedules" shall mean the separate schedules named in this Agreement, which (a) are incorporated herein and shall be deemed a part of this Agreement for all purposes, (b) shall be delivered by Seller to Buyer, concurrently with the execution and delivery of this Agreement, and (c) which Schedules shall be subject to acceptance by Buyer, in its sole discretion.

                                  ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller represents and warrants to Buyer as follows:

         4.1. ORGANIZATION AND CORPORATE POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is duly qualified to conduct business in the State of Washington and in each other state of the United States in which its ownership or lease of property or conduct of the Business makes such qualification necessary. Seller has the full corporate power and authority to own or lease the Acquired Assets, to operate the Business, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement and the transactions and other agreements contemplated hereby have been duly approved by the Board of Directors and shareholders of Seller.

         4.2. CONFLICTS; DEFAULTS. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement and the other agreements and instruments executed in connection herewith by Seller, nor the performance by Seller of the transactions contemplated hereby or thereby, will (a) violate, conflict with, or constitute a default under, any of the terms of Seller's Articles of Incorporation or Bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment, decree or other material agreement relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets are bound, including, without limitation, the Acquired Contracts, (b) result in the creation or imposition of any Liens (as hereinafter defined) in favor of any third party upon any of the Acquired Assets, (c) violate any law, statute, judgment, decree, order, rule or regulation of any United States, state, local, or other governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality thereof (collectively, "GOVERNMENTAL AUTHORITIES"), or (d) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens (as hereinafter defined). Seller is not in violation of or in default under its Articles of Incorporation or Bylaws, or any provisions of any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to the Business or the Acquired Assets, or by which Seller or the Acquired Assets are bound, including without limitation, the Acquired Contracts, or in the payment of any of Seller's monetary obligations or debts, and, to the best of Seller's knowledge, there exists no condition or event which, after notice or lapse of time or both, would result in any such violation or default.

         4.3. ENFORCEABLE AGREEMENT. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         4.4. ACQUIRED ASSETS; TITLE TO THE ACQUIRED ASSETS. The Acquired Assets represent substantially all of the properties and assets used by Seller in the conduct of the Business as now conducted by Seller. The Acquired Assets being conveyed to Buyer under this Agreement constitute all of the assets necessary to conduct the Business in substantially the same manner as it was conducted by Seller prior to the Closing Date. All of the Acquired Assets used in connection with the operation of the Business are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes for which they are presently used. On the Closing Date, Seller will deliver to Buyer the Acquired Assets which Acquired Assets are of the same nature and amount as those listed or described in Section 1.1 hereof or any of the Schedules referred to therein. Seller has good and marketable title to, is the lawful owner of, and has the right to sell, convey, transfer, assign and deliver to Buyer, each of the Acquired Assets, each of which is free and clear of all mortgages, liens, encumbrances, claims, security interests and obligations to other persons of every kind or character ("LIENS"), except for executory obligations under the Acquired Contracts and except as set forth on Schedule
4.4. Except as set forth on Schedule 4.4, none of the Acquired Assets are subject to or held under any lease, mortgage, security agreement, conditional sales contract or other title retention agreement, or are other than in the sole possession and under the sole control of Seller. The delivery to Buyer of the instruments of transfer or ownership contemplated by this Agreement will vest good, marketable and (except for possession by Seller's customers of those assets pursuant to written rental, lease or lease option agreements as specifically disclosed in the appropriate Schedules hereto) exclusive title to the Acquired Assets in Buyer free and clear of all Liens and claims of any kind or nature whatsoever.

         4.5. REAL PROPERTY. Schedule 4.5 attached hereto contains a true, correct and complete description of the real property leased by Seller (the "REAL PROPERTY"). The Seller does not own any real property. The Real Property other than that leased pursuant to the Everett Maintenance Lease is referred to as the "ACQUIRED REAL PROPERTY".

         4.6. CONTRACTS. Schedule 1.1(h) attached hereto contains a complete list or description of (a) all licenses, contracts, leases, agreements, commitments and undertakings (whether written or oral) relating to the Real Property or the Business, (b) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement or other instrument evidencing indebtedness relating to Seller, the Real Property or the Business or which encumbers any Acquired Asset, or to which Seller is a party, (c) all contracts or agreements relating to the Business or the Real Property with any Governmental Authority, (d) all contracts, agreements, commitments or undertakings, whether or not fully performed, between Seller and any officer, director, consultant or other employee of Seller, (e) all agreements pursuant to which Seller sells, distributes or leases Rental Equipment, regardless of the size or term of such agreements, and (f) all manufacturer's or third party warranties, guarantees, service, replacement programs or similar benefits relating to the Business. Each of the Acquired Contracts is in full force and effect, and is a valid, binding and enforceable obligation of or against the parties thereto. Neither Seller nor, to the best of Seller's knowledge, after due inquiry, any other party to any Acquired Contract, has breached or improperly terminated any such Acquired Contract, or is in default under any Acquired Contract by which it is bound, and to the best of Seller's knowledge, after due inquiry, there exists no condition or event which after notice or lapse of time or both, would constitute any such breach, termination or default. Seller has delivered to Buyer true, correct and complete copies of each written Acquired Contract, an accurate and complete description of each oral Acquired Contract, and all modifications and amendments thereto. Except as set forth on
Schedule 1.2, none of the Acquired Contracts require the consent of a third party for the valid assignment of such Acquired Contracts to Buyer.

         4.7. LIABILITIES. Seller has no liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, except for the Assumed Obligations and those listed or described on Schedule 4.7 attached hereto, all of which have been incurred under the Acquired Contracts or otherwise have arisen in transactions involving the purchase or sale of goods and services in the ordinary and normal course of business consistent with past practice.

         4.8. LITIGATION. Except as set forth on Schedule 4.8, there exists no litigation, action, suit, or proceeding pending at law or in equity or before any Governmental Authority, or, to the best of Seller's knowledge, threatened, against or affecting Seller, any officers, directors or employees thereof in their capacity as such, the Business or the Acquired Assets, or which would affect the transactions contemplated by this Agreement. None of the litigation, actions, suits or proceedings listed on Schedule 4.8 can reasonably be expected to result in any material adverse change to the Business, the Acquired Assets, or Buyer's ability to freely use the Acquired Assets in the Business.

         4.9. CUSTOMERS AND SUPPLIERS. Seller is not involved in any material controversy with any of its customers or suppliers. Schedule 4.9 attached hereto lists all customers and suppliers of the Business which, during the year ended December 31, 1995, accounted for 5% or more of Seller's orders for the purchase, rental or sale, as the case may be, of products, supplies, equipment, parts, Rental Equipment, or Inventory of the Business. Neither Seller nor any officer, director or employee of Seller, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier or customer of Seller. No material supplier or vendor of the

Business and no customer of Seller has indicated any intention to terminate its existing business relationship with Seller or has indicated to Seller any intention not to conduct a business relationship with Buyer, whether as a result of the transactions contemplated by this Agreement or otherwise, and Seller is not aware of any facts or circumstances that could reasonably lend such supplier or customer to any such intention.

         4.10. REGULATORY COMPLIANCE. The Business has been conducted, and the Acquired Assets have been maintained, in full compliance with all applicable laws, regulations and other requirements of Governmental Authorities (including, without limitation, those laws, regulations and other requirements relating to civil rights, occupational health and safety, the environment and zoning, and land use). Seller is not now in violation of any applicable laws, regulations or orders of any Governmental Authority, the enforcement of which would have a material adverse effect on the Acquired Assets or the results of operations, condition (financial or other), results of operations, assets, prospects, or properties of the Business, and no material expenditures are or will be required in order to comply with any applicable laws, regulations or orders of any Governmental Authorities.

         4.11. BROKERS, FINDERS AND AGENTS. Except as set forth on Schedule 4.11, Seller is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

         4.12. PERMITS. Schedules 1.1(e) and 4.21 contain a true, correct and complete list of all Permits issued to Seller or relating to the Business or Real Property and Schedule 1.1(i) lists separately those Permits relating to the Business which are transferable to Buyer. Such Permits are all the Permits necessary or required for the operation of the Business as it is currently being operated. Seller has never been denied the grant or approval of any Permit that it has applied for and Seller has no knowledge of any Permits that are necessary for the conduct of Business and the operation and maintenance of the Acquired Assets other than the Permits Seller currently has. No change has occurred in the facts or circumstances reported or assumed in the application for or the granting of such Permits, and each such Permit is in full force and effect. Seller has no knowledge of any fact, error or omission relevant to any such Permit that would permit the revocation or withdrawal, or the threatened revocation or withdrawal, thereof.

         4.13. COLLECTIVE BARGAINING AGREEMENTS. Seller is not a party to any collective bargaining or union contract, and is aware of no current union organizational effort with respect to Seller's employees.

         4.14.  EMPLOYEES AND EMPLOYEE PLANS.

                  (a) Except as set forth in Schedule 4.14 attached hereto, Seller neither maintains nor contributes to any employee pension benefit or welfare plans, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), or any other employee plans ("EMPLOYEE PLANS") (other than group life, medical, dental and health insurance plans), nor has Seller or any of its officers or directors taken any action directly or indirectly to obligate Seller to institute any such Employee Plan. Seller has (or in the case of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), on the Closing Date shall have) fully complied with all of its obligations in respect to all such group life, medical, dental and health insurance plans.

                  (b) No proceedings or claims are pending or, to the best knowledge of Seller, threatened against Seller with respect to any violation or alleged violation of any applicable federal, provincial, state or local laws, rules, or regulations relating to the employment of labor, including, without limitation, those related to wages, benefits, hours, or collective bargaining. Seller has complied in all material respects with all applicable laws and regulations relating to employment and dismissal of employees, wages, benefits, and hours. Seller has made all payments and withholdings of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from employees of Seller and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any laws, rules, or regulations relating to the foregoing.

                  (c) All obligations of Seller relating to its employees, whether arising by operation of law or by contract, for payments by Seller to trusts or other funds or to any governmental agency with respect to workers compensation, unemployment compensation, social security or any other benefits for its employees with respect to employment of said employees through the date hereof have been paid. All obligations of Seller with respect to such employees, whether arising by operation of law or by contract for salaries, vacation and holiday pay, sick pay, bonuses, other forms of compensation or other benefits payable to such employees in respect of the services rendered by any of them through the date hereof or their dismissal have been paid.

                  (d) A complete list of the names, and current effective salaries or hourly wages of each employee of Seller used or employed in connection with the Business is set forth on Schedule 4.14 attached hereto. All of the employees listed on Schedule 4.14 are "at will" employees. There are no pending or threatened proceedings or disputes of any kind, including without limitation related to discrimination of any kind, wages or other compensation, benefits or termination, between Seller and any of its employees, and no events, actions or omissions have occurred that, to the best of Seller's knowledge, could lead to such a proceeding or dispute or any claim by any employee against Seller. The Seller has not made any representations or promises to the employees regarding whether or not they will be hired by Buyer or the terms of any employment by Buyer.

         4.15. CHANGES IN CIRCUMSTANCES. Except as set forth on Schedule 4.15, since December 31, 1995 there has not been:

                  (a) any declaration or payment of a dividend or any distribution of assets of any kind whatsoever by Seller, including any distribution in redemption of, or as the purchase price for, any capital stock, or in discharge or cancellation, in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise, owing to the stockholders of the Seller;

                  (b) any transaction by Seller not in the ordinary and usual course of business consistent with past practice;

                  (c) any change in or effect on the Seller or the Business that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Seller (a "MATERIAL ADVERSE EFFECT");

                  (d) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

                  (e) any material alteration in the manner in which the Seller keeps its books, accounts or records or in the accounting practices therein reflected;

                  (f) except for borrowings and payments in the ordinary and usual course of business consistent with past practices, the incurrence or issuance of any indebtedness for borrowed money or any commitment to borrow money or any guaranty, direct or indirect, of indebtedness of others, or any prepayment of long-term debt;

                  (g) a termination or, to Sellers' knowledge, threatened termination, or a substantial modification of, the relationship of Seller with a customer, supplier or vendor or the occurrence of any event affecting any product or process used by the Seller having, in any such case or in the aggregate, a Material Adverse Effect;

                  (h) except as provided elsewhere herein, any acquisition or lease of or commitment to acquire or lease any realty or any item of personal property in excess of $5,000, other than inventory or Rental Equipment in the ordinary course of business;

                  (i) any change in the Articles of Incorporation or bylaws of the Seller; or

                  (j) any change in the operations, business or manner of conducting the business of the Seller, other than changes in the ordinary and usual course of business consistent with past practice, none of which, individually or in the aggregate, has had or is expected to have a Material Adverse Effect.

         4.16. TAXES. Within the times and in the manner prescribed by law, Seller has correctly and completely prepared and filed or caused to be filed all tax returns, declarations, reports, claims for refund, or information returns, including any attachments and/or amendments thereof, (collectively, "TAX RETURNS") for income, sales, use, real property, personal property, payroll, and other taxes, including, without limitation, those relating to the Business required to be filed by it with any Governmental Authority, and has paid in full all taxes (and any other associated assessments, judgments, costs, interest and penalties) owing to or assessed by each such Governmental Authority, whether or not reported on such Tax Returns (collectively, "TAXES"). Except as set forth in
Schedule 4.16, (a) Seller is not currently the beneficiary of any extension of time within which to file any Tax Returns, (b) no claim has been made by any Governmental Authority in any jurisdiction in which the Seller does not file Tax Returns claiming that Seller is or may be subject to any Taxes within that jurisdiction, (c) no ongoing audits are being conducted against Seller by any Governmental Authority, nor has Seller received any notice from any Governmental Authority that any such audit will be conducted, (d) Seller has not waived any statute of limitations or agreed to any extension of time with respect to the review of any Tax Returns or Taxes thereby imposed, (e) no security interests have been filed, perfected or otherwise claimed on any of the assets of Seller in connection with the failure to pay any Taxes, (f) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid for or owing to any employee, independent contractor, creditor, stockholder, or other third party, and (g) Seller is not a party to any tax allocation or sharing agreement with any third party and has not assumed the liability of any other person under contract. Seller shall provide Buyer with a tax status letter prior to the Closing Date with respect to all corporate payroll, sales and use taxes for the State of Washington for reporting periods ending as close as feasible prior to or concurrently with the Closing Date (the "TAX CLEARANCES"). Seller has never filed and will not file on or before the Closing Date any consent under Section 341(f) of the Code.

         4.17. INSURANCE. Schedule 4.17 attached hereto contains a list of all insurance policies (specifying the location covered by the policy, insured, insurer, period of coverage, beneficiary of the policy, amount of coverage, type of insurance and policy number) maintained by Seller in connection with the Business or the Acquired Assets. Seller has in full force and effect, with all premiums paid thereon, the policies of insurance, or renewals thereof, in the amounts set forth on Schedule 4.17. The insurance policies set forth on Schedule
4.17 include insurance on all of the Acquired Assets and the Business of such types, in such amounts and against all liabilities, claims and risks against which it is customary to insure. No claim is pending under any of such policies. Seller has not received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to Seller.

         4.18. BOOKS AND RECORDS. Seller has made available to Buyer all of its books and records, including, without limitation, contracts, distribution agreements, customer lists, accounting records, tax returns, licenses, permits, employment agreements, and personnel files relating to the Business or the Acquired Assets.

         4.19. SELLER'S NAME. Seller's right to use the name Alpine Equipment Rentals & Supply Co., Inc. has been lawfully obtained by Seller. Seller is not involved in any interference, opposition or cancellation proceedings, such name has not been licensed to any third party, and such name does not infringe in any material respect the proprietary rights of others. Seller has not received any notice of conflict with the asserted rights of others, in Seller's use of such trade and corporate name. Schedule 4.19 attached hereto contains a true and complete list of all business names and addresses used by Seller within the three (3) year period preceding the date hereof.

         4.20. FINANCIAL STATEMENTS. Seller has delivered to Buyer copies of the unaudited financial statements for the years ended December 31, 1995 and 1994, and the quarter ended March 31, 1996, each consisting of (i) the statement of assets and liabilities and stockholders' equity and (ii) the statement of revenues and expenses for the relevant periods then ended, copies of which are attached hereto as Schedule 4.20 (the "FINANCIAL STATEMENTS"). The Financial Statements (i) present fairly the financial position of the Business (including the Acquired Assets), and the results of the operation of the Business as of the date thereof and for the relevant periods then ended, in conformity with the income tax basis method of accounting, consistently applied during the relevant periods, and (ii) make adequate disclosure of all material obligations and liabilities of Seller related to the Business as of the date thereof.

         4.21. ENVIRONMENTAL MATTERS. As used in this Agreement, "HAZARDOUS MATERIALS" means any chemical, substance, material, controlled substance, object, condition, waste or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes or combinations thereof which are now or become in the future listed, defined or regulated in any manner or by any federal, state or local law based upon, directly or indirectly, such properties or effects. As used in this Agreement, "ENVIRONMENTAL LAWS" means any federal, state or local environmental, health and/or safety-related law, decision of the courts, ordinance, rule, regulation, code, order, directive, guideline, permit or permit condition, concurrently existing and as amended, enacted, issued or adopted in the future which is applicable to the Real Property or other real property presently or formerly owned or leased by Seller. The Acquired Real Property and all adjacent property, including, without limitation, the improvements thereon and the subsurface soils and ground water, are now: (i) free of any Hazardous Materials, and (ii) in compliance with all Environmental Laws. Neither Seller nor, to the best of Seller's knowledge, any third party, has used, generated, manufactured, stored, disposed of, discharged or released on, under or about the Acquired Real Property or any adjacent property, or transported to or from the Acquired Real Property any Hazardous Materials. No release, discharge, leak or dumping of any Hazardous Materials has occurred at any time on the Acquired Real Property or any adjacent property owned or leased by Seller or any related entity or affiliate of Seller. Seller has not received any notice or warning from any governmental agency or authority or any third party with respect to or claiming the release or discharge of or exposure to any Hazardous Materials in, on, under or about the Acquired Real Property or any other adjacent property or other real property presently or formerly owned or leased by Seller or threatening any investigation of the Acquired Real Property or adjacent property or other real property presently or formerly owned or leased by Seller. There are no environmental liens against the Acquired Real Property. All underground and above ground storage tanks and related pumps and piping on the Acquired Real Property (collectively, the "TANKS") are listed and described on Schedule 4.21 attached hereto and are all in compliance with all Environmental Laws to the satisfaction and with all necessary approvals of all governmental agencies or authorities with jurisdiction thereover. Seller shall deliver to Buyer as soon as reasonably possible, but in no event later than the fifth (5th) day following the date of this Agreement: all (i) reports; (ii) tests; (iii) governmental permits, approvals, certificates, correspondence, closure plans, and any other information or data; and (iv) any other information and/or data relating to Hazardous Materials in, on, under or about the Real Property or adjacent properties or other real property presently or formerly owned or leased by Seller including, but not limited to the Tanks that Seller has in its possession and control.

         4.22. INFORMATION REGARDING ASSETS. Schedule 4.22 attached hereto lists the present locations of all of the Tangible Assets.

         4.23. DISCLOSURE. No representation or warranty made by Seller contained in this Agreement or in any other writing furnished pursuant hereto contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

         4.24. ACCOUNTS RECEIVABLE. The Accounts Receivable represent bona fide indebtedness incurred by account debtors and arose in the ordinary course of business of the Seller consistent with past practice. There are no facts regarding consents, claims or rights of set-off contained in any written agreement with any account debtor relating to the amount or validity of any such Accounts Receivable.

         4.25. INTELLECTUAL PROPERTY. The Seller owns or holds, and has the right and authority to use, the Intellectual Property, free and clear of any Liens or other rights or claims. The Seller has not received any notice that it has infringed any patent, tradename, service mark, trademark, copyright or trade secret of any person, business or other entity.

         4.26. CONSENTS AND APPROVALS. No certificate, permit, consent, approval, authorization, order of or filing or registration with any third party or any Governmental Authority is or will be required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.27. RENTAL CONTRACTS. Each Rental Contract is substantially in the form of the standard rental contract previously provided to Buyer. The Seller has not rented any Rental Equipment at a rental rate of less than 75% of the listed rental rate.

                                  ARTICLE 5.

                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Each Shareholder, severally and not jointly, represents and warrants to and for the benefit of Buyer as follows:

         5.1. POWER AND AUTHORITY. Each Shareholder has full power and authority to make and perform this Agreement, and to perform the transactions contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered by each Shareholder in connection herewith have been duly executed and delivered by such Shareholder. This Agreement and the transactions and other agreements and instruments contemplated by this Agreement constitute a legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms.

         5.2. DISCLOSURE. No representation or warranty made by each Shareholder contained in this Agreement or in any other writing furnished pursuant hereto contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                                  ARTICLE 6.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to and for the benefit of Seller as follows:

         6.1. ORGANIZATION AND STANDING; POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to make and perform this Agreement, and to perform the transactions contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered by Buyer in connection herewith have been duly executed and delivered by Buyer. This Agreement and the transactions and other agreements and instruments contemplated by this Agreement constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         6.2. CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of the transactions contemplated hereby, will violate, conflict with, or constitute a default under any of the terms of Buyer's Articles of Incorporation or Bylaws.

         6.3. BROKERS, FINDERS AND AGENTS. Buyer is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

         6.4. DISCLOSURE. No representation or warranty made by Buyer contained in this Agreement or in any other writing furnished pursuant hereto contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                                  ARTICLE 7.

                             COVENANTS OF SELLER

         7.1. CUSTOMER AND SUPPLIER RELATIONSHIPS; ASSERTION OF CLAIMS. From the date of this Agreement, Seller shall use its best efforts to assist in the transfer to Buyer of the goodwill and reputation associated with the Business, and Seller's customer and supplier relationships pertaining to the Business. Seller shall use its best efforts to assure that the current customers and suppliers of the Business shall continue to do business with Buyer in accordance with the terms and for the periods of time set forth in any contract, agreement, commitment or undertaking (including the Acquired Contracts), whether oral or written, and whether currently in effect or proposed to be entered into by Seller. Seller covenants and agrees with Buyer that it shall give Buyer ten (10) days' written notice prior to the Closing Date of its intent to assert any claim against any former or current customer of Seller, and that failure to give such notice within such period shall constitute a waiver and release of any such claim.

         7.2. MAINTENANCE OF, AND ACCESS TO, RECORDS. Seller shall provide Buyer all records relating to the Business in accordance with this Agreement. Seller agrees to provide Buyer access to all Tax Returns and supporting documentation and work papers for taxable periods prior to or including the Closing Date. Buyer shall have the right upon reasonable prior notice to inspect and make copies of such Tax Returns and supporting documentation and work papers during normal business hours. Seller shall use reasonable efforts not to destroy or allow the destruction of any such Tax Returns, documentation or work papers without first offering in writing to deliver such documents to Buyer. After the Closing, Buyer shall upon reasonable prior notice afford Seller access during normal business hours to such records relating to the Business prior to the Closing. Buyer shall use reasonable efforts not to destroy or allow the destruction of any such records without first offering in writing to deliver such records to Seller.

         7.3. OPERATION OF BUSINESS. From the date hereof until Closing, except as expressly permitted in writing by Buyer or otherwise contemplated by this Agreement, Seller shall operate the Business in the ordinary course of business in a manner consistent with past practice, and in any event shall not:

                  (a) sell, lease or dispose of any of the Acquired Assets or subject any of the Acquired Assets to any Lien;

                  (b)      sell any Rental Equipment;

                  (c) enter into an equipment rental contract with an expected return date of more than 90 days, except in the ordinary course of business consistent with past practice;

                  (d) amend, waive, release, dispose of or permit to lapse any material right under any of the Acquired Contracts or the Rental Contracts or any material right relating to the Business;

                  (e) lease or purchase any real property, renew, amend or modify any existing lease of any of the Real Property or open a new facility;

                  (f) do, or permit to be done, anything which is represented and warranted not to have occurred since December 31, 1995 in
Section 4.15 hereof;

                  (g) take any action, or cause any action to be taken which causes a representation or warranty made by Seller to be untrue or causes a failure in a condition to Closing;

                  (h) make any dividends, distributions, or other payments to or for the benefit of Seller's shareholders, incur any obligation to Seller's shareholders or engage in any transaction that would result in an obligation of Seller to Seller's shareholders;

                  (i) pay or prepay any indebtedness of Seller other than mandatory payments of principal and interest; or

                  (j)      agree to do any of the above.

         7.4. ACCESS TO REAL PROPERTY. Seller shall, to the extent possible, provide Buyer and its agents and consultants with access to the Acquired Real Property, during normal business hours and upon reasonable notice, for the purpose of conducting an environmental, health and safety assessment, including, without limitation, conducting such soil, groundwater and other sampling as Buyer, its agents or consultants deem necessary or desirable of the Acquired Real Property and the operations of the Business thereon (the "Environmental Assessment"). Seller shall use its best efforts to obtain any consents necessary for Buyer to conduct the Environmental Assessment. In the event Buyer and its agents and consultants are not granted access to conduct the Environmental Assessment at one of Seller's sites comprising part of the Acquired Real Property, Buyer may at its option provide Seller with written notice that Buyer declines to assume the lease regarding such site, and such site shall no longer constitute part of the Acquired Real Property. If such site is excluded from the Acquired Real Property, any obligations or liabilities of Seller under the lease for such site shall be Retained Liabilities, and the Purchase Price shall be decreased by $250,000. In the event Buyer and its agents and consultants are not granted access to conduct the Environmental Assessment at two or more of Seller's sites comprising part of the Acquired Real Property, Buyer may at its option provide Seller with written notice that the Environmental Assessment was not completed due to an inability to examine all of the Acquired Real Property. Upon receipt by Seller of such written notice as to the inability of Buyer to complete the Environmental Assessment, this Agreement shall be terminated and shall be of no further force and effect, and Buyer shall have no further obligation hereunder.

         7.5. ACQUISITION PROPOSALS. Until the first to occur of the Closing Date or the termination of this Agreement without Closing, Seller will not, directly or indirectly, and will instruct and otherwise use its best efforts to cause its officers, directors, employees, and agents, and all other advisors and other representatives or consultants of Seller, not to, directly or indirectly, solicit, initiate or engage in any proposals or offers from any third party relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Seller.

         7.6. PRESERVATION OF BUSINESS; EMPLOYEE RELATIONS. Seller shall use its best efforts prior to the Closing Date to preserve the business organization of the Business intact and to preserve for Buyer the present relations between Seller and its employees, including making payroll payments immediately prior to the Closing Date to its employees of their accrued but unpaid wages as of the Closing Date, it being understood that Buyer shall have no obligation to continue any such relations with such employees, except to the extent Buyer has assumed the Acquired Contracts or other obligations as provided herein.

         7.7. ACCESS TO INFORMATION. During the period from the date hereof to Closing, Seller shall afford to the officers, employees or other authorized representatives of Buyer reasonable access during normal business hours to all of the assets, properties, books and records of Seller relating to the Business and the Seller and shall furnish or cause to be furnished copies of any such books or records and such financial and operating data and other information relating to the Business and Seller as Buyer may reasonably request.

         7.8. CONSENTS. Seller shall use its best efforts to obtain any consents of Governmental Authorities, suppliers, distributors, and other Persons required in order for Seller to sell and transfer the Business pursuant to this Agreement, including without limitation the consents listed on Schedule 1.2.

         7.9. CHANGE OF SELLER'S NAME. Immediately following the Closing, Seller shall cease to use the name "Alpine Equipment Rentals & Supply Co." or any similar name and as soon as practical thereafter will file with the office of the Secretary of State of the State of Washington all documents necessary to change the name of Seller to a name reasonably satisfactory to Buyer. Pending the effectiveness of such name change, Seller shall file all necessary documentation with the appropriate governmental authorities to evidence its doing business as an entity using a name other than "Alpine Equipment Rentals & Supply Co." Seller shall take the equivalent action with respect to such name in any other jurisdiction where it has been, is or is licensed to be used.

         7.10. ASSISTANCE WITH AUDIT. Immediately following the execution hereof and continuing after Closing, Seller and the Shareholders shall cooperate with Buyer and its agents and representatives, including Coopers & Lybrand LLP, and Seller and the Shareholders shall allow Buyer and such agents and representatives access to all records of Seller not otherwise transferred to Buyer in accordance with this Agreement, to allow Buyer to prepare financial statements of Seller in accordance with generally accepted accounting principles, and to allow Coopers & Lybrand LLP to audit such financial statements, for the years ended December 31, 1995, 1994 and 1993.

         7.11. SELLER 401(K) PLAN. Seller shall terminate its Alpine Equipment Rentals & Supply Retirement Savings Plan (the "ALPINE 401(K) PLAN") and apply for a favorable United States Internal Revenue Service (the "IRS") determination letter with respect to such termination within one year after the Closing. After receiving notice from Seller of such termination and a copy of such IRS determination letter, Buyer shall offer its employees who were employees of Seller at Closing and who have an account balance in the Alpine 401(k) Plan the opportunity to roll over the funds held on behalf of such employees in the Alpine 401(k) Plan to a similar Buyer plan, if available, to the extent permitted by law.

                                  ARTICLE 8.

                             CONDITIONS OF CLOSING

         8.1. OBLIGATION OF BUYER. The obligation of Buyer to consummate the purchase and sale contemplated by the provisions of this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties; Performance. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects both on the date hereof and at and as of the Closing Date (as though such representations and warranties were made at and as of such date) except with respect to the effect of transactions specifically permitted by the provisions of this Agreement, and all agreements and covenants to be performed by Seller on or before the Closing Date shall, except to the extent that performance thereof shall have been waived in a writing signed by an officer of Buyer, have been duly performed in all material respects.

                  (b) Injunctive Action. No action or proceeding shall have been instituted with the purpose or probable effect of enjoining or preventing the consummation of this Agreement.

                  (c) Receipt of Closing Documents. Seller shall deliver to Buyer:

                           (i) An opinion dated as of the Closing Date, and in form and substance satisfactory to Buyer and its counsel, executed by Casey & Pruzan, counsel to Seller.

                           (ii)     A certificate, executed on behalf of
                  Seller by its President and dated the Closing Date, which shall state that (A) all of the terms, covenants and conditions herein to be performed or complied with by Seller on or before the Closing Date have been fully performed or complied with, (B) the representations and warranties made by Seller herein are true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and (C) no change in or effect on the Seller or Business that is or is reasonably likely to have a Material Adverse Effect has occurred after the execution hereof and prior to Closing.

                           (iii) A certificate, executed on behalf of Seller by its President or Secretary and dated the Closing Date, pursuant to which such officer shall certify (A) the due adoption by the board of directors of Seller of resolutions attached to such certificate authorizing, approving and adopting the execution and delivery of this Agreement and all transactions contemplated hereby; (B) the due adoption by the shareholders of Seller of resolutions attached to such certificate authorizing, approving and adopting the execution and delivery of this Agreement and all transaction contemplated hereby; (C) certifying that the copies of the Articles of Incorporation and Bylaws of the Seller attached to such certificate are true and correct copies thereof and that such Articles of Incorporation and Bylaws have not be amended except as reflected in such copy; and (D) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and all transactions contemplated hereby;

                           (iv) A good standing certificate from the Secretary of State of Washington with respect to the good standing and existence of Seller; and

                           (v)      Such other bills of sale, confirmatory
                  bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, in their sole discretion, as may be required to effectively vest in Buyer all of Seller's right, title and interest in and to all of the Acquired Assets being transferred to Buyer on the Closing Date, free and clear of any and all Liens.

                  (d) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transaction to be effected at the Closing shall be satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received all such counterpart originals or certified or other copies of such documents as Buyer may reasonably request.

                  (e) Third Party Approvals. Seller shall have obtained and delivered to Buyer such consents and approvals from third parties or Governmental Authorities as may be required for the consummation of the transactions contemplated by this Agreement, including without limitation any consents required for assignment to Buyer of the Acquired Contracts and the consents listed on Schedule 1.2.

                  (f) Tax Status Letter. All applicable tax authorities shall have (i) issued all Tax Clearances which are either required by law or otherwise available and requested by Buyer or (ii) the period prescribed by the applicable Governmental Authorities for the issuance or effectiveness of such Tax Clearances shall have elapsed from the date the Tax Clearance requests were delivered, whichever occurs first.

                  (g) Release of Liens. Seller shall have delivered to Buyer valid termination statements or releases with respect to any and all Liens affecting the Acquired Assets, or other evidence in form and substance satisfactory to Buyer and its counsel, in their sole discretion, from the creditor or Lien-holder of Seller, that the liability or indebtedness represented by any such Lien has been paid or satisfied as of the Closing Date.

                  (h) No Material Adverse Effect. No change in or effect on the Seller or Business that is or is reasonably likely to have a Material Adverse Effect shall have occurred after the execution hereof and prior to Closing.

                  (i) Investigation. Prior to the Closing, Buyer shall not have given Seller written notice pursuant to Section 3.2(b) hereof to the effect that Buyer's investigation of Seller has disclosed or confirmed matters which Buyer, in its reasonable judgment exercised in good faith, believes to be either inconsistent in any material respect with any of the representations and warranties of Seller contained in this Agreement or of such significance as to materially and adversely affect, in Buyer's reasonable judgment, the value of the assets and other benefits intended to be acquired by Buyer under this Agreement or the prospects of the Business.

                  (j) Insurance. Written evidence, in form and substance satisfactory to Buyer, in its sole discretion, that insurance policies are in place, insuring such matters relating to Seller, the Acquired Assets, the Business, and the Liabilities for which Buyer is indemnified under Section 8.2 hereof, as Buyer and Seller mutually determine is reasonably feasible and economic to continue after the Closing Date, upon terms and for such periods as Buyer and Seller may agree.

                  (k) Eide Non-Compete Agreement. Buyer shall have entered into a Non-Compete Agreement with Gary Eide in substantially the form attached hereto as Exhibit A (the "EIDE NON-COMPETE AGREEMENT").

                  (l) Schneider Non-Compete Agreement. Buyer shall have entered into a Non-Compete Agreement with Jerome Schneider in substantially the form attached hereto as Exhibit B (together with the Eide Non-Compete Agreement, the "NON-COMPETE AGREEMENTS").

                  (m) Eide Consulting Agreement. Buyer shall have entered into a Consulting Agreement with Gary Eide in substantially the form attached hereto as Exhibit C.

                  (n) Schneider Consulting Agreement. Buyer shall have entered into a Consulting Agreement with Jerome Schneider in substantially the form attached hereto as Exhibit D.

         8.2.  OBLIGATION OF SELLER.

         The obligation of Seller to consummate the purchase and sale contemplated by the provisions of this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties; Performance. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects both on the date hereof and at and as of the Closing Date (as though such representations and warranties were made at and as of such date) except with respect to the effect of transactions specifically permitted by the provisions of this Agreement, and Buyer shall have duly performed in all material respects all of its obligations under this Agreement which are to be performed by it, except to the extent that performance thereof shall have been waived in a writing signed by an officer of Seller, on or prior to the Closing Date.

                  (b) Receipt of Closing Documents. Buyer shall deliver to Seller:

                           (i) Certified copies of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby;

                           (ii) A certificate, executed on behalf of Buyer by one of its executive officers and dated the Closing Date, that shall state that (A) all the terms, covenants and conditions herein to be performed or complied with by Buyer on or before the Closing Date have been fully performed or complied with, and (B) the representations and warranties made by Buyer herein are true and correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

                           (iii) Payment of the Purchase Price as provided in Section 2.1; and

                           (iv) Payment of the Trade Payables Amount as provided in Section 2.2.

                  (c) Injunctive Action. No action or proceeding shall have been instituted with the purpose of or probable effect of enjoining or preventing the consummation of this Agreement.

                  (d) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions to be effected at the Closing shall be satisfactory in form and substance to Seller and their counsel, and Seller shall have received all such counterpart originals or certified or other copies of such documents as Seller may reasonably request.

                                  ARTICLE 9.

                                INDEMNIFICATION

         9.1. INDEMNIFICATION BY BUYER. Following the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, attorneys' fees and disbursements) (collectively, "LIABILITIES") that may be incurred by, imposed upon or asserted against Seller arising from:
(a) any failure or alleged failure of Buyer to assume, pay, perform and discharge the Assumed Obligations arising under the Acquired Contracts, (b) any inaccuracy in or breach of any representation, warranty, covenant, obligation or agreement of Buyer contained herein or in any document or instrument delivered pursuant hereto, and (c) the use and operation of the Acquired Assets after the Closing, provided that such Liabilities do not arise or are not in connection with any matter for which the Buyer Group (as hereinafter defined) is expressly indemnified and held harmless pursuant to Section 9.2 hereof.

         9.2. INDEMNIFICATION BY SELLER AND SHAREHOLDERS. Following the Closing Date, Seller and the Shareholders (collectively the "INDEMNITORS") shall jointly and severally indemnify, defend and hold Buyer and its employees, officers, shareholders, lenders, contractors, directors, affiliates, agents, successors and assigns (the "BUYER GROUP") harmless from and against any and all Liabilities that may be incurred by, imposed upon or asserted against any member of the Buyer Group arising from or relating to: (a) any failure or alleged failure of Seller to assume, pay, perform and discharge the Retained Liabilities relating to the Business, (b) any inaccuracy in or breach of any representation, warranty, covenant, obligation or agreement of Seller or the Shareholders contained herein, or in any document or instrument delivered pursuant hereto,
(c) any failure or alleged failure to comply with the laws of any jurisdiction relating to so called bulk sales, bulk transfers or similar laws which may be applicable to the transfer of the Acquired Assets to Buyer, (d) the operation of the Business, the ownership, use , rental or sale of any product or Rental Equipment of the Business by Seller prior to the Closing Date (including, without limitation, any contract, tax, product, tort, employment, environmental or other Liability or Liability under any Environmental Laws whatsoever), (e) the termination of any of Seller's employees, (f) except as set forth in Section
2.3 hereof, all sales or transfer taxes due under applicable state or local law by reason of the transfer of the Acquired Assets from Seller to Buyer, (g) the termination or non-renewal of any lease, agreement or other contractual arrangement contemplated by this Agreement and (h) Seller's use, leasing or operation of the Real Property or other real property presently or formerly owned or leased by Seller prior to the Closing Date, including, without limitation, any use of underground or above ground storage tanks at the Real Property.

         Without limiting the generality of, and in addition to, the foregoing, the Indemnitors shall jointly and severally indemnify, protect, defend and hold harmless Buyer Group from and against any and all claims, judgments, damages, penalties, fines, taxes, costs, liabilities, losses and expenses arising at any time as a result of or in connection with the presence of any Hazardous Material, which was present on or prior to the Closing Date hereof, on, under or about the Real Property or other real property presently or formerly owned or leased by Seller. This obligation by the Indemnitors to jointly and severally indemnify, protect, defend, and hold harmless Buyer Group includes, without limitation: costs and expenses incurred for or in connection with any investigation, cleanup, remediation, monitoring, removal, restoration, or closure work required by any governmental agency or authority by Indemnitees because of any Hazardous Materials present on, under, or about the Real Property or other real property presently or formerly owned or leased by Seller; the costs and expenses of restoring, replacing or acquiring the equivalent of damaged natural resources; all reasonably foreseeable consequential damages; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Acquired Real Property; all sums paid in settlement of claims; reasonable attorneys' fees; litigation, arbitration and administrative proceeding costs; and expert, consultant and laboratory fees.

         9.3. PROCEDURES FOR INDEMNIFICATION. Each indemnified party under this Article 9 shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against such indemnified party in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have otherwise have on account of the indemnity agreement under this Article 9. In connection with any action, suit or proceeding as to which an indemnified party is or claims to be entitled to indemnification hereunder, the indemnified party may retain, at the expense of the indemnifying party, separate legal counsel reasonably satisfactory to the indemnifying party; provided, however that the indemnifying party shall be entitled to control the defense thereof and enter into any settlement of any such action, suit or proceeding, without the prior written consent of the indemnified party if the indemnifying party shall have acknowledged and agreed fully to indemnify and hold harmless such indemnified party from and against all Liabilities arising out of or relating to such action, suit or proceeding.

         9.4. NEGLIGENCE OF INDEMNIFIED PARTY. THE INDEMNIFICATION PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE NEGLIGENCE OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN.

         9.5.  LIMITS ON INDEMNIFICATION.

                  (a) Threshold for Indemnification Claims. No claim for indemnification under this Article 9 may be made for any individual claim unless such claim is in excess of $5,000, and then such claim may be made for the full amount of such claim.

                  (b) Maximum Indemnification Limits. Notwithstanding the other provisions of this Article 9, the aggregate liability of the Buyer on the one hand and the Indemnitors on the other for indemnification claims under this Article 9 shall not exceed, for each of them, $7,000,000. For avoidance of doubt each of the Indemnitors shall be jointly and severally liable under this Article 9, but the aggregate liability of the Indemnitors collectively under this Article 9 shall not exceed $7,000,000. Notwithstanding the foregoing, the liability of each Shareholder for indemnification claims under this Article 9 shall be joint and several, but each Shareholder's individual aggregate liability under this Article 9 shall not exceed the dollar amount set forth opposite each such Shareholder's name:



         Gary R. Eide                                  $2,730,000

         Dale V. Houg                                    $490,000

         Jerome G. Schneider                           $2,310,000

         Edward M. Zawislak                            $1,470,000



                                  ARTICLE 10.

                                 MISCELLANEOUS

         10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto made in this Agreement shall not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement, and such representations and warranties shall survive the Closing until April 30, 1998, except for the representations and warranties contained in Sections 4.4, 4.6 and 4.21 which shall survive the closing for a period of twenty-four (24) months following the Closing Date, and the representation and warranties contained in Section 4.16, which shall survive the Closing until the expiration of the applicable statute of limitations.

         10.2. AMENDMENTS. This Agreement may be amended only by a writing executed by all of the parties hereto.

         10.3. ENTIRE AGREEMENT. This Agreement and the other agreements expressly provided for herein set forth the entire understanding of the parties hereto and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties.

         10.4. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to principles of choice or conflicts of law thereof, except to the extent that the Laws of the State of Washington govern with respect to the transfer of title to the Acquired Assets.

         10.5. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt if personally delivered or sent by facsimile, (b) on the day after such notice is sent if sent by overnight courier, or (c) on the fifth business day after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.


     To Seller or any Shareholder:          Alpine Equipment Rentals & Supply
                                            Co., Inc.
                                            9757 Juanita Drive N.E., Suite 200
                                            Kirkland, Washington  98034
                                            Attention:  Gary Eide
                                            Facsimile No.:  (206) 820-0173

     With copies to:                        Casey & Pruzan
                                            18th Floor Pacific Building
                                            720 Third Avenue
                                            Seattle, Washington  98104
                                            Attention:  Gary R. English
                                            Facsimile No.:  (206) 623-3649

     To Buyer:                              Primeco Inc.
                                            16225 Park Ten Place
                                            Suite 200
                                            Houston, Texas 77084
                                            Attention:  Kevin L. Loughlin
                                            Facsimile No.: (713) 647-5135

     With copies to:                        Gibson, Dunn & Crutcher
                                            200 Park Avenue
                                            New York, New York  10166
                                            Attention:  J. Keith Morgan
                                            Facsimile No.: (212) 949-7606


Any party may, by written notice to the other party in accordance with this
Section 10.5, change the address or the persons to whom notices or copies thereof shall be directed.

         10.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

         10.7. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but no rights, obligations or liabilities hereunder shall be assignable by Seller without the prior written consent of Buyer. Buyer may assign, in whole or in part, this Agreement or any interest herein or any right, benefit or any obligation arising hereunder, to any direct or indirect affiliate of Buyer, provided, that Buyer shall remain liable for the payment of the Purchase Price and its other obligations hereunder upon the terms and subject to the conditions of this Agreement. For the purposes of this Agreement, the term "affiliate" shall mean any person, firm or corporation that directly, or indirectly through one or more entities, controls or is controlled by, or is under control with, the person specified or, directly or indirectly, is related to or otherwise associated with any such person.

         10.8. WAIVERS. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement or any other agreements provided for herein, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for herein.

         10.9. THIRD PARTIES. Except as set forth in Article 9 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Buyer, Seller, and the Shareholders any rights or remedies under or by reason of this Agreement.

         10.10. EXPENSES. Each party hereto will bear the legal, accounting and other expenses incurred by such party in connection with this Agreement, and the other agreements and transactions contemplated hereby.

         10.11. LEGAL FEES AND EXPENSES. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover actual attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. "Prevailing Party" within the meaning of this Section 10.11 includes, without limitation, the party who agrees to dismiss an action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         10.12. SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         10.13. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, Buyer and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement to which the other party shall reasonably object, except as may be required by law.

         10.14. HEADINGS; PRONOUNS. The headings used in this Agreement are for convenience only and shall not be deemed to be a binding portion of this Agreement. The pronouns he, she or it are also used for convenience, and in the event that an improper pronoun has been used, it shall be deemed changed so as to render the sentence in which it is contained effective in accordance with its terms.

         10.15. JUDICIAL PROCEEDINGS. Any judicial proceeding permitted by this Agreement may be brought in any court of competent jurisdiction in Harris County, Texas, and, by execution and delivery of this Agreement, each party hereto (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby, subject to any right of appeal, and (b) irrevocably waives any objection it may now or hereafter have as to the venue or jurisdiction of any such proceeding brought in such a court or that such court is an inconvenient forum.

                                  ARTICLE 11.

                                  ARBITRATION

         11.1. AGREEMENT TO ARBITRATE. Except as expressly provided herein, all disputes between Buyer, Seller and the Shareholders arising out of or in connection with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this Article 11) shall, to the fullest extent permitted by law, be solely and finally settled by a board of arbitrators consisting of either one arbitrator or three arbitrators, as set forth below (the term "ARBITRATORS" shall refer to the board of arbitrators, whether it consists of one or three members). THE ARBITRATION PROCEEDINGS SHALL BE HELD IN HOUSTON, TEXAS, AND EXCEPT AS OTHERWISE MAY BE PROVIDED IN THIS
ARTICLE 11, THE ARBITRATION PROCEEDINGS SHALL BE CONDUCTED PURSUANT TO AND IN ACCORDANCE WITH THE TEXAS GENERAL ARBITRATION ACT, TEX. CIV. PRAC. & REM. CODE SS. 171.000 ET SEQ. (VERNON 1996) ("TGAA") AND THE COMMERCIAL ARBITRATION RULES (THE "AAA RULES") OF THE AMERICAN ARBITRATION ASSOCIATION (THE "AAA"), TO THE EXTENT THE AAA RULES ARE NOT INCONSISTENT WITH THE TGAA (THE TGAA AND THE AAA RULES ARE COLLECTIVELY REFERRED TO AS THE "ARBITRATION RULES").

         11.2. NOTICE OF ARBITRATION. If Buyer, Seller or any Shareholder determines to submit a dispute to arbitration pursuant to this Article 11 such party shall furnish the AAA and the other party(s) with a dated, written statement (the "ARBITRATION NOTICE") indicating (i) such party's intent to commence arbitration proceedings pursuant to this Article 11, (ii) the name and address of such party and a designated officer or agent thereof, (iii) the nature, with reasonable detail, of the dispute, (iv) the remedy such party will seek and (v) any other information required under the Arbitration Rules.

         11.3.  APPOINTMENT OF ARBITRATORS.

                  (a) Within ten business days of the date of the Arbitration Notice, the party commencing the arbitration (the "PETITIONER") and the party with whom the Petitioner has its dispute (the "RESPONDENT") shall attempt to agree on and then select one neutral arbitrator (the "SOLE ARBITRATOR"). A "neutral" arbitrator shall be a person who would not be subject to disqualification under Rule No. 19 of the AAA Rules.

                  (b) If, within such ten day period, the Petitioner and Respondent are unable to agree upon a Sole Arbitrator, each of them shall have fifteen business days (following the expiration of the ten day period) to select a qualifying arbitrator. A "qualifying" arbitrator is a person who is not (i) an employee of either the Petitioner, Respondent or any of their affiliates or (ii) counsel to any such party at such time. If either the Petitioner or

         Respondent fails to select a qualifying arbitrator or provide such notice within the five day period, the AAA shall have the right to make such selection in the manner provided under the AAA Rules. (Such qualifying arbitrators hereafter may be referred to, respectively, as the "FIRST ARBITRATOR" and the "SECOND ARBITRATOR.") Within ten business days following their selection, the First and Second Arbitrators shall select, and if they fail to do so the AAA shall select in the manner provided under the AAA Rules (and provide written notice of such selection to the parties hereto), a third arbitrator (the "THIRD ARBITRATOR") from a list of members of the AAA's National Panel of Commercial Arbitrators. The Third Arbitrator must be "neutral" as that term is defined above. The Sole Arbitrator or the First, Second and Third Arbitrators, as the case may be, shall be referred to herein as the "ARBITRATORS".

         11.4. AWARD FINAL. To the extent permissible under applicable law, the parties hereto agree that the award of the Arbitrators shall be final and shall not be subject to judicial review, except as permitted by Texas law. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

         11.5. AVAILABILITY OF INJUNCTIVE RELIEF. Notwithstanding any other provision of this Article 11, any party hereto may seek and receive injunctive relief (whether as a temporary restraining order or preliminary injunction or otherwise) or specific performance pending a decision of the Arbitrators, as the case may be.




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





                  IN WITNESS WHEREOF the parties have hereunto set their hands the day and year first above written.


                                 PRIMECO INC.


                                 By:     /s/ Thomas E. Bennett
                                    ------------------------------------------
                                 Name:   Thomas E. Bennett
                                 Title:  President



                                 ALPINE EQUIPMENT RENTALS & SUPPLY CO., INC.


                                 By:     /s/ Gary R. Eide
                                    ------------------------------------------
                                 Name:   Gary R. Eide
                                 Title:  President



                                         /s/ Gary R. Eide
                                 --------------------------------------------
                                 Gary R. Eide


                                         /s/ Dale V. Houg
                                 --------------------------------------------
                                 Dale V. Houg


                                         /s/ Jerome G. Schneider
                                 --------------------------------------------
                                 Jerome G. Schneider


                                         /s/ Edward M. Zawislak
                                 --------------------------------------------
                                 Edward M. Zawislak





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